EXPEDITED
                                                       AT CORP COMMISSION
                                                              FILED
                                                       DEC 18  4:31 PM '96
                                                       AUTH Priscilla Wells
                                                       DATE 12-16-96
                                                       TECH _______________
                                                       DATE _______________
                                                              0794500-8


                            ARTICLES OF INCORPORATION
                                       OF
                       PREMIUM CIGARS INTERNATIONAL, LTD.

                                    ARTICLE I

     The name of this Corporation shall be Premium Cigars International, Ltd.

                                   ARTICLE II

     The authorized capital stock of this Corporation shall be ten-million (10,000,000) shares of non-assessable Common Stock with no par value per share. The shares of capital stock of this Corporation shall be issuable for such consideration as is specified by the Board of Directors in its sole discretion (provided the same is not inconsistent with applicable law or the express provisions of these Articles), and upon receipt by this Corporation of the consideration so specified, the issued shares shall be deemed to be fully paid and non-assessable for all purposes. The Board of Directors of the Corporation shall have the authority to establish differing series of stock and to determine the relative rights and preferences between classes and series.

                                  ARTICLE III

     Until changed, the known place of business of the Corporation shall be as follows: 10855 North Frank Lloyd Wright Boulevard, Suite 102, Scottsdale, Arizona 85259. The place of business shall be subject to change hereafter in accordance with applicable law.

                                   ARTICLE IV

     The character of the business which the Corporation initially intends to conduct is as follows: importation and supply of cigars to wholesale distributors. This statement shall not be construed to limit in any way the character of business which the Corporation ultimately conducts.

                                   ARTICLE V

     No Director or former Director shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty or for any action taken or any failure to take any action as a director or officer. The liability of Directors is limited or eliminated to the fullest extent permitted by law. No repeal or modification of this Article by the shareholders of the Corporation will adversely affect any right or protection of a director or officer existing at the time of such repeal or modification.

                                   ARTICLE VI

     This Corporation hereby appoints Bonn, Luscher, Padden & Wilkins, Chartered, 805 North Second Street, Phoenix, Arizona 85004 as the statutory agent of this Corporation. The Board of Directors, at any time, may effect the revocation of this or any other appointment of such agent.

                                  ARTICLE VII

     The business and affairs of this Corporation shall be conducted by a Board of Directors which shall initially consist of two (2) members. Thereafter, the size of the Board shall be as established in the Corporation's Bylaws.

     The following named persons shall constitute the first Board of Directors until the first annual meeting of shareholders or until their successors are elected and qualify:

          Lorraine Shelley                     Scott Lambrecht
          12832 North 14th Drive               10855 N. Frank Lloyd Wright Blvd.
          Phoenix, Arizona 85029               Suite 102
                                               Scottsdale, Arizona 85259

     The Board of Directors may establish committees from time to time in accordance with applicable law.

                                  ARTICLE VIII

    The incorporators of the Corporation and their addresses are as follows:

          Lorraine Shelley                     Scott Lambrecht
          12832 North 14th Drive               10855 N. Frank Lloyd Wright Blvd.
          Phoenix, Arizona 85029               Suite 102
                                               Scottsdale, Arizona 85259

     IN WITNESS WHEREOF, the undersigned have caused these Articles to be executed as of the 16th day of December, 1996.

                                                  /s/ Lorraine Shelley
                                                  ------------------------------
                                                  Lorraine Shelley, Incorporator

                                                  /s/ Scott Lambrecht
                                                  ------------------------------
                                                  Scott Lambrecht, Incorporator

         STATE OF ARIZONA      )
                               ) SS.
         County of Maricopa    )

     On this, the 16th day of December, 1996 before me, the undersigned Notary Public, personally appeared Lorraine Shelley and Scott Lambrecht, known to me to be the persons whose names are subscribed to the within instrument, and acknowledged that they executed the same for the purposes therein contained.

     IN WITNESS WHEREOF,  I have hereunto set my hand and official seal.


[SEAL]    OFFICIAL SEAL
          ANITA ALLMON
Notary Public - State of Arizona             /s/ Anita Allmon
        MARICOPA COUNTY                      -----------------------------------
 My Comm. Expires July 31, 1997              Notary Public


My Commission Expires:

7-31-97
-----------------------
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